Exhibit 99.1
                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                    CONTACT:

Titanium Metals Corporation                           J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                             Vice President - Finance
Denver,  Colorado  80202                              (303) 296-5617


                       TIMET REPORTS RECORD 1997 EARNINGS

      DENVER, COLORADO . . . January 22, 1998 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) reported fourth quarter net income of $25.6 million, or $.75 per diluted share, compared to net income of $24.1 million, or $.75 per diluted share, in the fourth quarter of 1996. Disregarding a special income tax credit in 1996 of $10 million ($.30 per diluted share), 1997 fourth quarter earnings represent a 67% improvement in earnings per share over the fourth quarter of 1996. For the full year 1997, the Company reported net income of $83.0 million, or $2.49 per diluted share, compared to $47.6 million, or $1.72 per diluted share, for 1996.

      The significant improvement in TIMET s 1997 sales and earnings was driven by a 15% increase in annual mill products volume and higher average selling prices compared to 1996. Operating income for the fourth quarter of 1997 was $40.3 million, up 21% from the third quarter of 1997 and up 88% from the fourth quarter of 1996. Fourth quarter 1997 sales were $208 million, up 17% from the third quarter of 1997 and up 32% from 1996.


      TIMET s mill product shipments in the fourth quarter of 1997 approximated
9.8 million pounds (4,450 metric tons) at an average price per pound shipped of approximately $15.50 ($34 per kilogram). The Company s backlog of firm orders at the end of 1997 was approximately $530 million.

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.








                           TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                       (In millions, except per share data)

                                Quarter Ended           Year Ended
                                December 31,          December 31,
                                 1996        1997      1996        1997

Net sales                     $ 157.3     $ 208.0   $ 507.1      $733.6
Cost of sales                   125.3       153.4     419.5       554.6
Selling, administrative and      11.3        14.4      29.9        45.3
development costs
Other income (expense)             .7          .1       2.1         (.7)
     Operating income            21.4        40.3      59.8       133.0
General corporate income           .4          .3       1.0         4.3
Interest expense                  1.5          .1       8.8         2.1
     Pretax income                20.3        40.5      52.0       135.2
 Income tax expense (benefit)     (5.4)       12.1       2.4        41.1
 Minority interest - convertible
   preferred
   trust securities, net of tax.    .9         2.2        .9         8.8
 Other minority interest            .7          .6       1.1         2.3

    Net income                   $  24.1    $  25.6    $ 47.6      $ 83.0

    Diluted net income           $  25.0    $  27.8    $ 48.5      $ 91.8

        Earnings per share:
             Basic                 $ .77      $ .81   $  1.72     $  2.64
             Diluted               $ .75      $ .75   $  1.72     $  2.49

Weighted average shares outstanding:
      Common shares                 31.5        31.5      27.6       31.5
      Diluted shares                33.5        37.0      28.1       36.9